Exhibit 10.7

AMENDMENT NO. 1

TO

FUTURE ADVANCE PROMISSORY NOTE

This AMENDMENT NO. 1 (the “Amendment”) dated May 15, 2017, is to that certain FUTURE ADVANCE PROMISSORY NOTE (as amended, modified or supplemented in accordance therewith, the “Note”) which was effective as of March 15, 2015, by Avenue Therapeutics, Inc. a Delaware corporation (the “Company”), in favor of Fortress Biotech, Inc., a Delaware corporation (the “Manager” and individually a “Party” or collectively the “Parties”).

WHEREAS, contingent upon the Company’s launch of an initial public offering, the Parties wish to amend the Note to alter the interest rate payable by Avenue under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                  Amendment to Section 1. Section 1 of the Note shall be deleted in its entirety and substituted with the following:

“1. Principal and Interest. Avenue Therapeutics, Inc. (the “Company”), for value received, pursuant to this Future Advance Promissory Note (the “Note”) hereby promises to pay to the order of Fortress Biotech, Inc. (“Fortress”), in lawful money of the United States of America, the principal amount as may be advanced from time to time by Fortress as shown on Exhibit A attached hereto, with interest from the date of each advance at 2% per annum on the unpaid balance until paid. Interest shall be accrued and, following a Financing (as defined below), payable quarterly on the day following each calendar quarter. Following a Financing, such principal and accrued interest shall be due and payable on demand. All unpaid principal and interest on this Note may be prepaid at any time without penalty. For purposes of this Note, a “Financing” shall mean an equity, debt or royalty financing or series of related equity, debt or royalty financings by the Company resulting in the Company receiving cash proceeds from unaffiliated third parties.”

2.                  Condition Precedent to Effectiveness of Amendment. This Amendment shall have no force or effect until the Company’s launch of an initial public offering.

3.                  Remainder of Agreement. Except as expressly set forth in this Amendment, the provisions of the Note will remain in full force and effect, in their entirety, in accordance with their terms.

4.                  Miscellaneous. This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles of any jurisdiction. The Parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

* * * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

AVENUE THERAPEUTICS, INC.

By:	/s/ Lucy Lu
Name:	Lucy Lu
Title:	Interim Chief Executive Officer

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald
Title:	Chief Executive Officer